Exhibit 99.1

Investor Contact: Neil Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: James R. Talevich Chief Financial Officer (949) 206-2700 www.iflo.com
I-Flow First Quarter 2007 Regional Anesthesia Sales
Increased 34% to $19.1 Million Versus $14.3 Million Last Year
Total Revenue From Continuing Operations
Increased 22% to $24.3 Million Compared to $19.9 Million
     LAKE FOREST, CALIFORNIA, May 3, 2007 . . . I-FLOW CORPORATION (NASDAQ:IFLO) today announced financial results for the first quarter of 2007, highlighted by a 34% increase in revenue in its Regional Anesthesia business to a first-quarter record of $19.1 million compared to $14.3 million for the first quarter of 2006, and a 22% increase in total revenue from continuing operations to $24.3 million compared to $19.9 million in the prior year quarter.
     “This outstanding performance by our Regional Anesthesia business reflected another quarter of strong sales of our proprietary ON-Q® products for relieving post-surgical pain without narcotics. Clinical study after clinical study has confirmed the efficacy of ON-Q across a wide range of surgical procedures. Just two weeks ago we announced encouraging preliminary results from an ongoing study of the effects of ON-Q PainBuster® with ON-Q SilverSoakerTM Antimicrobial Catheter in reducing surgical site infections in colorectal surgery. We initiated this prospective human study based on a recent infection meta-analysis of 50 studies encompassing 4,030 patients which revealed a lower rate of surgical site infections with ON-Q than standard pain relief treatments. We also reported on the first pediatric study highlighting the positive outcomes seen when ON-Q is used to treat pain after surgery in young heart patients. In addition, an independent pain relief meta-analysis published in December 2006 of 44 different randomized clinical trials involving 2,141 patients confirmed the efficacy of continuous wound catheters that deliver local anesthetic, including ON-Q, for post-surgical pain relief,” said Donald M. Earhart, Chairman, President and CEO.
     “The accumulation of such compelling clinical evidence supporting the benefits of ON-Q is encouraging more and more hospitals, ambulatory surgery centers, surgeons, anesthesiologists and their patients to use our products, and enhancing our confidence that ON-Q has the potential to replace narcotics as the standard of care in the multi-billion dollar post-surgical pain relief market. During the first quarter, we stepped up our efforts to take advantage of this outstanding long-term growth opportunity by beginning once again to expand our sales force and marketing activities. We had originally planned to increase spending in these critical areas later this year, following the anticipated closing of the sale of our InfuSystem subsidiary for $140 million, but we have decided to respond to the unprecedented interest in our therapy by accelerating the timeline and significantly increasing sales and marketing support for ON-Q now.
     “With the positive results of the colorectal surgery study, the pediatric study, the infection meta-analysis and the pain relief meta-analysis, we continue to expect growth in Regional Anesthesia to exceed 30% in 2007 and growth in total revenue from continuing operations to exceed 20% for 2007,” Earhart said.
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I-Flow First Quarter 2007 Regional Anesthesia Sales Increased 34% to $19.1 Million Versus $14.3 Million Last Year
May 3, 2007
Page Two
Highlights of Recent Clinical Studies
•	Preliminary results of a prospective human study in colorectal surgery designed to evaluate the effects of ON-Q PainBuster with ON-Q SilverSoaker antimicrobial catheter on surgical site infections indicate a statistically significant reduction in the rate of surgical site infections and a statistically significant decrease in length of hospital stay for patients who received ON-Q versus those who received only standard pain control therapies. This multi-center study is expected to be completed by year-end. “We are excited that the early data from the colorectal study has indicated that ON-Q may have potential benefits in reducing the incidence of surgical site infections. This study is the next step in potentially expanding ON-Q’s therapeutic benefits beyond pain relief into the area of surgical site care, and is potentially important as we continuously strive to get more and more patients back to normal faster following surgery,” Earhart said.
•	Results of a two-year study at world-renowned Miami Children’s Hospital suggest ON-Q provides significantly better non-narcotic pain control for infants and children requiring heart surgery. Patients in the study who received the ON-Q continuous infusion pump experienced effective pain relief, used significantly less narcotics and experienced a return of bowel function sooner than patients in the control group. “The research conducted by the Congenital Heart Institute at Miami Children’s Hospital and the Arnold Palmer Hospital for Children demonstrates that ON-Q not only relieves pain, but can truly redefine recovery for pediatric patients undergoing heart surgery,” Earhart added.
Update on Sale of InfuSystem Subsidiary
     On September 29, 2006, the Company signed a definitive agreement to sell its InfuSystem subsidiary to HAPC, Inc. (OTCBB:HAPN.OB) (formerly Healthcare Acquisition Partners Corp.) for $140 million in the form of cash and a secured note, subject to certain purchase price adjustments based on the level of working capital. As a result, InfuSystem’s operating results have been reclassified as discontinued operations effective in the quarter ended September 30, 2006 and all prior periods presented. The transaction is subject to standard conditions and approval by the shareholders of HAPC, Inc. Earhart said that the transaction is expected to be completed in June of 2007.
Subsequent Event
     On April 24, 2007, the Michigan Tax Tribunal granted a Motion for Summary Disposition in favor of the Company’s InfuSystem subsidiary in connection with its liability for use taxes on purchases of infusion pumps. As of March 31, 2007, the Company recorded in its consolidated financial statements a tax liability of $1.5 million, within assets held for sale, and cumulative expense of $0.9 million, consisting of $0.6 million cost of sales and $0.3 million accrued interest expense, within discontinued operations. The Company believes that, due to the favorable ruling, its reported results for the second quarter will include the reversal of a majority of the liability and expense recorded to date.
First Quarter Results
     For the three months ended March 31, 2007, revenue from continuing operations increased 22% to $24.3 million from $19.9 million for the first quarter of 2006.
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I-Flow First Quarter 2007 Regional Anesthesia Sales Increased 34% to $19.1 Million Versus $14.3 Million Last Year
May 3, 2007
Page Three
     Sales in the Company’s Regional Anesthesia segment, which includes the ON-Q PainBuster Post-Operative Pain Relief System, the ON-Q C-bloc Continuous Nerve Block System, the ON-Q Soaker® Catheter, the recently introduced ON-Q SilverSoaker Catheter, and ON-Q third party billings, increased 34% for the first quarter of 2007 versus the prior year quarter to a first-quarter record $19.1 million from $14.3 million last year.
     ON-Q C-bloc sales increased 144% for the first quarter of 2007 to $2.5 million from $1.0 million for the first quarter of 2006. During the first quarter of 2007 the Company extended the C-bloc line with the introduction of two new, larger capacity pumps to enable longer therapy in certain applications.
     IV Infusion Therapy revenue decreased 8% to $5.2 million for the first quarter of 2007 from $5.6 million a year earlier. “As we announced previously, we expected revenue growth in our IV Infusion Therapy business to moderate following an exceptionally strong performance in 2006,” Earhart said.
     Reflecting the renewed expansion of the Company’s sales force and marketing programs, SG&A expenses from continuing operations increased 26% to $21.2 million for the first quarter of 2007 from $16.9 million for the first quarter of 2006. SG&A expenses from continuing operations included stock-based compensation expense of $1.2 million and $0.8 million for the first quarter of 2007 and 2006, respectively.
     The loss from continuing operations, net of tax, for the first quarter of 2007 was $2.2 million, or $0.09 per basic and diluted share. This compares to a loss from continuing operations, net of tax, for the first quarter of 2006 of $1.9 million, or $0.08 per basic and diluted share.
     Income from discontinued operations, net of tax, for the first quarter of 2007 was $1.3 million, or $0.05 per basic and diluted share. For the first quarter of 2006, income from discontinued operations, net of tax, was $1.4 million, or $0.06 per basic and diluted share.
     Net loss for the three months ended March 31, 2007, including both continuing and discontinued operations, was $0.9 million, including stock-based compensation expense of $1.2 million. This compares to net loss for the three months ended March 31, 2006 of $0.5 million, including stock-based compensation expense of $0.8 million.
     At March 31, 2007, I-Flow reported net working capital from continuing operations of approximately $48.3 million, including cash and cash equivalents and short-term investments of $21.5 million, no long-term debt, and shareholders’ equity of $90.5 million.
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EDT. A simultaneous webcast may be accessed from the Investors link at www.IFLO.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21336307, after 1:00 p.m. EDT.
     The financial results included in this release are unaudited. The Company’s complete financial statements for the three months ended March 31, 2007 and 2006 will be included in I-Flow’s Report on Form 10-Q to be filed with the SEC on or about May 8, 2007.
About I-Flow
     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost-effective solutions for pain relief.
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I-Flow First Quarter 2007 Regional Anesthesia Sales Increased 34% to $19.1 Million Versus $14.3 Million Last Year
May 3, 2007
Page Four
“Safe Harbor” Statement
     Statements by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “estimates,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release that seek to advise interested parties of the risks and other factors that affect the Company’s business. Interested parties should also review the Company’s reports on Forms 10-K, 10-Q and 8-K and other reports that are periodically filed with or furnished to the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: successful consummation of the previously announced sale of InfuSystem, Inc.; physician acceptance of infusion-based therapeutic regimens; implementation of the Company’s direct sales strategy; dependence on the Company’s suppliers and distributors; the Company’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; product availability and acceptance; competition in the industry; technological changes; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; and reliance on the success of the home health care industry. All forward-looking statements, whether made in this press release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
(table attached)

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except for per share data)

	Three Months Ended
	March 31,
	2007	2006
Net product sales	$24,306	$19,901
Cost of sales	6,288	5,322

Gross profit	18,018	14,579

Costs and expenses:
Selling, general & administrative	21,175	16,850
Product development	622	583

Total operating expenses	21,797	17,433

Operating loss	(3,779)	(2,854)

Interest income	279	201

Loss from continuing operations before income taxes	(3,500)	(2,653)

Income tax benefit	(1,293)	(742)

Loss from continuing operations	(2,207)	(1,911)

Income from discontinued operations, net of tax	1,286	1,429

Net loss	$(921)	$(482)

Per share of common stock, basic and diluted
Loss from continuing operations	$(0.09)	$(0.08)
Income from discontinued operations, net of tax	0.05	0.06

Net loss	$(0.04)	$(0.02)

Weighted average shares, basic and diluted	23,550	22,701
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
($ in thousands)

	Mar. 31,	Dec. 31,		Mar. 31,	Dec. 31,
ASSETS	2007	2006	LIABILITIES & EQUITY	2007	2006

Cash, Equivalents & Short-term Investments	$21,502	$27,422	Current Liabilities	$10,835	$12,516
Accounts Receivable, Net	17,174	18,935
Inventories, Net	15,828	13,611	Current Liabilities — Held for Sale	7,227	7,626
Other Current Assets	4,636	4,745
Net Current Assets - Held for Sale	12,162	11,977	Other Liabilities	1,226	—
Property, Plant & Equipment, Net	3,185	2,843
Other Assets	19,012	17,297
Noncurrent Assets - Held for Sale	16,309	15,316	Shareholders’ Equity	90,520	92,004

Total	$109,808	$112,146		$109,808	$112,146